Exhibit 10.4
V26 06-15-2009
FEDERAL DEPOSIT INSURANCE CORPORATION
WASHINGTON, D.C.

)
In the Matter of	)
	)	ORDER TO CEASE AND DESIST,
ADVANTA BANK CORP.	)	ORDER FOR RESTITUTION
DRAPER, UTAH	)	and
	)	ORDER TO PAY
)
(INSURED STATE NONMEMBER BANK))		FDIC-08-259b
	)	FDIC-08-403k
)
     ADVANTA BANK CORP., Draper, Utah (“Bank”), having been advised of its right to a Notice of Charges and of Hearing under section 8(b) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b), detailing the violations of law and/or regulations and unsafe or unsound banking practices alleged to have been committed by the Bank prior to the Bank’s closure of credit card accounts to new transactions in May 2009, and of its right to a hearing with respect to the foregoing, and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST, ORDER FOR RESTITUTION, and ORDER TO PAY (“CONSENT AGREEMENT”) with a representative of the Legal Division of the Federal Deposit Insurance Corporation (“FDIC”), dated June 24, 2009, whereby, solely for the purpose of this proceeding and without admitting or denying the alleged violations of law and/or regulations and unsafe or unsound banking practices, the Bank consented to the issuance of an ORDER TO CEASE AND DESIST, ORDER FOR RESTITUTION, and ORDER TO PAY (“ORDER”) by the FDIC.
     The FDIC considered the matter and determined that it has reason to believe that the Bank committed violations of law and/or regulations and engaged in unsafe or unsound banking practices, including, but not limited to, violations of section 5 of the Federal Trade Commission Act, 15 U.S.C. § 45(a)(1) (“Section 5”) in connection with the marketing of the Cash Back Reward feature of the Bank’s credit card products and acts or practices related to the repricing of credit card accounts; the adverse action notification requirements of the Equal Credit Opportunity Act, 15 U.S.C. §§ 1691 et seq. (“ECOA”), set forth at 15 U.S.C. § 1691(d), and Regulation B of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 202 et seq. (“Regulation B”), set forth at 12 C.F.R. § 202.9 (collectively “Adverse Action Notification Requirements”); and operating the Bank without effective oversight and supervision of the Bank’s credit card products; that the Bank was unjustly enriched in connection with such violations or practices; and that the Bank should be required to make restitution to remedy the injuries resulting from such violations or practices.

     The FDIC, therefore, accepts the CONSENT AGREEMENT and issues the following:
ORDER TO CEASE AND DESIST
     IT IS HEREBY ORDERED, that the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), and its successors and assigns, cease and desist from the following violations of law and/or regulations and from engaging in the following unsafe or unsound banking practices:
          (a) operating in violation of Section 5; and
          (b) operating in violation of the Adverse Action Notification Requirements.
ORDER FOR RESTITUTION AND OTHER RELIEF
     IT IS FURTHER ORDERED THAT:
     1. Within sixty (60) days of the effective date of this ORDER, the Bank shall commence the restitution and other relief described below and complete such restitution within one hundred and twenty (120) days of the effective date of this ORDER. For purposes of this ORDER, the following definitions will apply:

          (a) Customer includes any individual, group, unincorporated association, corporation, limited liability corporation, limited or general partnership or other business entity.
          (b) Cash Back Reward means the payment by the Bank to a customer of a specified percentage of the purchase price charged to a Bank credit card account.
          (c) Stated Cash Back Reward means the Cash Back Reward most frequently and prominently advertised in a solicitation for the Bank’s credit card products.
          (d) Cash Back Reward Account means a Bank credit card account on which Cash Back Rewards are or were earned.
          (e) Cash Back Accountholder means each customer who opens or opened a Cash Back Reward Account.
          (f) Bonus Category Purchase means a qualifying purchase charged to a Bank credit card for which the credit card solicitation states that the Cash Back Accountholder will earn the Stated Cash Back.
          (g) Ascending Tier Account means a Cash Back Reward Account in which the Cash Back Accountholder earns or earned less than the Stated Cash Back Reward until the aggregate Bonus Category Purchases reaches or reached a level established by the Bank.

          (h) Cap Account means a Cash Back Reward Account in which the Cash Back Accountholder earns or earned the Stated Cash Back Reward on Bonus Category Purchases until the aggregate Cash Back Rewards earned on Bonus Category Purchases and other purchases reaches or reached an amount established by the Bank, after which the Cash Back Accountholder earns or earned 0% Cash Back Rewards on Bonus Category Purchases.
          (i) Descending Tier Account means a Cash Back Reward Account in which the Cash Back Accountholder earns or earned the Stated Cash Back Reward until the aggregate Bonus Category Purchases reaches or reached the amount established by the Bank.
          (j) Threshold means the minimum amount of unpaid, earned Cash Back Rewards that the Cash Back Accountholder must accrue by the end of a billing cycle in order for the Bank to issue a check to the Cash Back Accountholder for the earned Cash Back Reward.
          (k) Reprice means the upward adjustment of an Annual Percentage Rate (“APR”) applicable to a Bank Credit Card Account except for the upward adjustment of an APR due to (i) a Default Event; (ii) the operation of an index for variable rate APRs; (iii) a reset of the variable rate floor (e.g., an adjustment to the margin or change in the underlying index); (iv) loss or expiration of a promotional rate; or (v) termination or completion of a workout arrangement.
          (l) Default Event means (i) not making payment on the Customer’s credit card account so that it is received by the Bank by its due date, (ii) paying less than the minimum amount due on the Customer’s credit card account, (iii) exceeding the credit limit of the Customer’s credit card account, and/or (iv) making a payment on the credit card account that is not honored by the Customer’s bank.
          (m) Eligible Customer means:
               (i) any Cash Back Accountholder who, during the period from January 17, 2004 to the effective date of this ORDER, applied for and received a Bank credit card in response to a written, web-based, or alternative media solicitation or advertisement for a Bank credit card that provided Cash Back Rewards, that did not contain the words “up to” preceding the Stated Cash Back Reward. This includes existing Cash Back Reward Accountholders; former Cash Back Reward Accountholders of a Cash Back Reward Account that is now closed, charged off, or has been sold to a third party; and Cash Back Accountholders who, after opening a Cash Back Reward Account, transferred or migrated from the initial Cash Back Reward program to another Cash Back Reward program, business reward program, travel reward program, or any other type of Bank credit card product, unless Eligible Customer already is provided Restitution with respect to one of the Cash Back Reward programs.
               (ii) any Bank credit card accountholder whose credit card account was repriced (as defined in subparagraph 1(k)) from June 1, 2007 through 2008 unless an accountholder exercised the opt-out right pursuant to the Bank’s notice of change in terms. This includes existing Bank credit card accountholders and former Bank credit card accountholders of a credit card account that is now closed, charged off, or has been transferred by the Bank.
               (iii) It is agreed that the file containing the customer list submitted by the Bank and approved by the FDIC constitutes compliance with the Order in terms of the scope of Eligible Customers awarded restitution under paragraph 3.
     2. Restitution — Cash Back Reward Account: Except as provided in subparagraph (e) of this paragraph and paragraph 4, the Bank shall pay each Eligible Customer the full amount of the applicable Stated Cash Back Reward for each Bonus Category Purchase, regardless of any Threshold established by the Bank, from the date the Cash Back Reward Account was opened through and including the end of the billing cycles indicated below, less the amount of Cash Back Rewards attributable to the Bonus Category Purchases that occurred during the billing cycles referenced below and that were actually paid by the Bank to the Eligible Customer:
          (a) Ascending Tier Account – From opening of Cash Back Reward Account through three (3) billing cycles following the billing cycle in which the first Bonus Category Purchase occurs.
          (b) Descending Tier Account – From opening of Cash Back Reward Account through three (3) billing cycles following the billing cycle in which the aggregate Bonus Category Purchases reach/reached the limit applicable to the Cash Back Reward Account.
          (c) Cap Account with Billing Cycle Cap – From opening of Cash Back Reward Account through three (3) billing cycles following the billing cycle in which the Cash Back Accountholder reaches/reached the Billing Cycle Cap.
          (d) Cap Account without Billing Cycle Cap – From opening of Cash Back Reward Account through three (3) billing cycles after the Cash Back Accountholder reaches/reached the Annual Cap.
          (e) If on the effective date of this Order an Eligible Customer is more than 30 days delinquent in making payment on the Customer’s credit card account, the amount of restitution to which the Eligible Customer is entitled will be credited to the Customer’s account.
          (f) Excluding restitution credited to accountholders’ credit card accounts in accordance with paragraph 4, total restitution under this paragraph shall not exceed $14 million.
     3. Restitution, Repriced Account: Except as provided in subparagraphs (a), (b), and (c) of this paragraph and paragraph 4, the Bank shall pay each Eligible Customer the difference between the full amount of the interest that accrued on the Customer’s credit card account from the effective date of the repricing (as defined in paragraph 1(k)) through the immediately succeeding two billing cycles (“Restitution Period”) and the amount of interest that would have accrued using the APR(s) that would have applied if the account had not been repriced. If an Eligible Customer’s credit card account was repriced (as defined herein) more than once, the Bank will pay the Customer restitution with respect to each repricing. Restitution will be reduced by any interest credited to the Customers’ accounts in the form of an interest waiver for the Restitution Period.
          (a) If a credit card accountholder whose account was repriced from June 1, 2007 through December, 2008 subsequently received a downward rate adjustment for the applicable Restitution Period (for example as a result of enrollment in a workout program, a retention offer or a decrease in the index for a variable APR (“Lowered Rate”), restitution shall be calculated as the difference between either (i) the full amount of the interest that accrued on the Customer’s credit card account from the effective date of the repricing (as defined in paragraph 1(k)) or (ii) the Lowered Rate, whichever was applied through the Restitution Period, and the amount of interest that would have accrued using the APR(s) that would have been applied if the account had not been repriced.
          (b) If on the effective date of this Order an Eligible Customer is more than 30 days delinquent in making payment on the Customer’s credit card account, the amount of restitution to which the Eligible Customer is entitled will be credited to the Customer’s account.
          (c) Excluding restitution credited to accountholders’ credit card accounts in accordance with paragraph 4, total restitution under this paragraph shall not exceed $21 million.
          (d) It is agreed that the restitution calculations submitted by the Bank and approved by the FDIC constitute compliance with the restitution calculations prescribed in this paragraph.
     4. Restitution, Charged Off Account: For Cash Back Reward and repriced accounts that have been charged off, the amount of restitution to which the Eligible Customer is entitled will be credited to the Customer’s account. The Bank will report the reduced outstanding balance to the credit reporting agencies.
NOTIFICATIONS TO CUSTOMERS
     5. Written Notification, Restitution: (a) Prior to the effective date of this ORDER, the Bank shall submit the proposed text of the letters that will accompany the restitution checks to Eligible Customers (except customers receiving a credit under paragraphs 2(e), 3(b), and 4 above) under the terms of this ORDER to the Regional Director of the FDIC’s New York Regional Office (“Regional Director”) for review and non-objection. Such letters shall include satisfactory language explaining the reason the Bank is sending a restitution check together with an explanation of the manner in which the amount of restitution was calculated.
          (b) The Regional Director shall notify the Bank in writing of any comments or non-objection. The Bank shall then address any comments of the Regional Director, making such changes as may be required to the proposed letter(s).
          (c) The letters, incorporating any changes that may be required in response to comments by the Regional Director, shall be sent to all Eligible Customers receiving a check for restitution.
          (d) The letters described above and the restitution checks described in paragraph 6 below shall be mailed no later than one hundred twenty (120) days from the effective date of this ORDER.
          (e) All mailings pursuant to this paragraph shall be sent by United States Postal Service first-class mail, address correction service requested. The envelope shall contain no materials other than those reviewed and not objected to by the Regional Director.
          (f) The Bank shall make reasonable attempts to locate Eligible Customers, including a standard address search using the National Change of Address System, whose notification letter and/or restitution check is returned for any reason.
          (g) The Bank shall promptly re-mail all returned letters and/or restitution checks to corrected addresses, if any.
     6. Restitution Check: The face of each restitution check shall clearly and conspicuously state “Please cash or deposit this check within 180 days or it will no longer be valid.” After one hundred eighty-seven (187) days from the date the restitution checks were originally mailed, the Bank may void all checks that were returned or have not been negotiated.

     7. Restitution Funds: (a) In order to allow Eligible Customers who did not receive their restitution check or failed to negotiate it within the original period to receive restitution, the Bank shall retain, in a separate account, the money owed for restitution for a period of five hundred forty (540) days from the effective date of this ORDER.
          (b) The Bank shall determine the disposition of any unclaimed funds in accordance with all applicable laws and regulations.
     8. Restitution Compliance Report: (a) Within ninety (90) days from the effective date of this Order, and then every thirty (30) days thereafter until completion of the restitution required by this ORDER, the Bank shall prepare and send to the Regional Director a detailed written report that explains the processes and procedures by which the Bank identified the Eligible Customers and determined the applicable restitution amounts described above. The report shall also include the following: (i) total number of Eligible Customers, (ii) names, contact, and account information of the Eligible Customers, (iii) amount of restitution to which each Eligible Customer is entitled, (iv) number of Eligible Customers who received restitution, (v) total amount of restitution paid, (vi) the Bank’s procedures to contact Eligible Customers who did not receive restitution, and (vii) the amount of undistributed restitution funds.
          (b) The Bank shall hire an independent auditor, acceptable to the Regional Director, who may be a certified public accountant who shall verify that the Bank accurately identified Eligible Customers and issued restitution checks as required by this ORDER.
          (c) The independent auditor shall prepare a detailed written report of the processes and procedures by which the Bank determined the restitution described in paragraphs 2 and 3 above.
          (d) The report described above in paragraph 8(c) shall be submitted to the Regional Director for review, comment, and non-objection sixty (60) days after the Bank has completed all required Restitution.
     9. Record Retention: For three (3) years from the effective date of this Order, the Bank shall retain all records pertaining to the Restitution including, but not limited to: documentation of the processes and procedures used to determine the Eligible Customers, the names, contact and account information of the Eligible Customers, any mailing records, and documentation that the appropriate restitution was made.

ORDER TO PAY
     IT IS FURTHER ORDERED THAT, by reason of the alleged violations of law and/or regulations, and after taking into account the CONSENT AGREEMENT, the appropriateness of the penalty with respect to the financial resources and good faith of the Bank, the gravity of the conduct by the Bank, the history of previous conduct by Bank, and such other matters as justice may require, pursuant to section 8(i)(2) of the Act, 12 U.S.C. § 1818(i)(2):
     10. The Bank shall pay a civil money penalty of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000). The Bank shall pay the civil money penalty to the Treasury of the United States. The Bank shall pay such civil money penalty itself, and is prohibited from seeking or accepting indemnification for such payment from any third party.
     11. Notice to Shareholders: Within sixty (60) days of the effective date of this ORDER, the Bank shall send or otherwise furnish a description of this ORDER to its shareholders. The description shall fully describe the ORDER in all material respects. The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Division of Supervision and Customer Protection, Accounting and

Securities Disclosure Section, 550 17th Street, N.W., Washington, D.C. 20429 and to the Regional Director for review at least 20 days prior to dissemination to shareholders. Any changes requested to be made by the FDIC shall be made prior to dissemination of the description, communication, notice or statement, with a copy provided to the Regional Director.
     12. Regional Director: Whenever a provision of this ORDER shall require the Bank to submit a proposed letter, report, or other matter to the Regional Director for review, comment and/or non-objection, the Bank shall make such submission to the Regional Director at 20 Exchange Place, New York, New York 10005.
     13. Effective Date: This ORDER shall be effective on the date of issuance.
     14. Responsible Persons: The provisions of this ORDER shall be binding on the Bank, its institution-affiliated parties, successors and assigns.
     15. Enforceability: The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this ORDER shall have been modified, suspended or terminated in writing by the FDIC.

Pursuant to delegated authority.
Dated at Washington, D.C., this 30th day of June, 2009.

/s/ Sandra L. Thompson
Sandra L. Thompson Director Division of Supervision and Consumer Protection